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                                                                EXHIBIT 5(f)


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                          QUADRA CAPITAL PARTNERS, L.P.
                             SUB-ADVISORY AGREEMENT

     AGREEMENT made the 18th day of October, 1996, between Quadra Capital Partners, L.P. ("Quadra"), a limited partnership organized under the laws of the State of Delaware with its principal place of business at 270 Congress Street, Boston, Massachusetts 02210, and McDonald Investment Management, Inc. (the "Sub-Adviser "), a corporation organized under the laws of the Province of Ontario, Canada, with its principal place of business at 40 King Street West, Suite 3910, Toronto, Ontario, Canada M5H 3Y2.


     WHEREAS, Quadra has entered into an Investment Advisory Agreement dated as of the 20th day of December, 1996 ("Advisory Agreement") with Forum Funds (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101; and,

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, (the "Act") as an open-end management investment company and is authorized to issue its shares in separate series and classes;

     WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust ("Board"), Quadra manages the investment and reinvestment of the assets of the investment portfolio or portfolios of the Trust listed on Schedule A hereto (the "Fund" or "Funds"), each a separate series of the Trust and provides certain management and other services specified in the Advisory Agreement; and,

     WHEREAS, Sub-Adviser is engaged in the business of rendering investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Adviser Act"); and

     WHEREAS, Quadra desires to retain Sub-Adviser to perform investment advisory services for the Fund and Sub-Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, Quadra and Sub-Adviser agree as follows:

     SECTION 1.  APPOINTMENT AND DELIVERY OF DOCUMENTS

     (a) Adviser hereby appoints Sub-Adviser as investment sub-adviser for the Funds for the period and on the terms set forth in this Agreement. Sub-Adviser accepts this appointment and agrees to render its services as investment sub-adviser for the compensation set forth herein.

     (b) The Adviser has delivered copies of each of the following documents and will from time to time furnish Sub-Adviser with any supplements or amendments to such documents:

          (i) the Trust Instrument of the Trust, as filed with the Secretary of State of the State of Delaware, as in effect on the date hereof and as amended from time to time ("Trust Instrument");

          (ii) the Bylaws of the Trust as in effect on the date hereof and as amended from time to time ("Bylaws");

         (iii) the Registration Statement under the Act and, if applicable, the Securities Act of 1933 (the "Securities Act"), as filed with the Securities and Exchange Commission (the "Commission"), relating to the Fund and its shares and all amendments thereto ("Registration Statement");


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          (iv) the prospectus and statement of additional information relating to the Fund ("Prospectus"); and,

          (v) all proxy statements, reports to shareholders, advertising or other materials prepared for distribution to shareholders of the Fund or the public, that refer to Sub-Adviser or its clients.

     The Adviser shall furnish Sub-Adviser with any further documents, materials or information that Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

     SECTION 2.  DUTIES OF SUB-ADVISER

     (a) Subject to the direction, control and supervision of the Board and Quadra, Sub-Adviser shall direct the investments of the Funds and shall make decisions with respect to all purchases and sales of securities and other investment assets in the Funds. To carry out such decisions, Sub-Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Funds. In all purchases, sales and other transactions in securities for the Funds, Sub-Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

     (b) Sub-Adviser will provide to the Board, Quadra, or both, as appropriate, such information, reports, evaluations, analyses and opinions prior to or at each meeting of the Board and as the parties may mutually agree upon from time to time. On its own initiative, Sub-Adviser shall provide the Board, Quadra, or both, from time to time information that Sub-Adviser believes appropriate, including, but not limited to, information concerning the individual companies whose securities are included in the Funds' holdings, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Funds maintain investments. Sub-Adviser shall also advise the Board, Quadra, or both, as appropriate, of important developments affecting the Trust, the Fund and Sub-Adviser.

     (c) In making purchases and sales of securities for the Funds, and otherwise performing its duties hereunder, Sub-Adviser will comply with the Act and the rules and regulations thereunder, all other applicable Federal and state laws and regulations, the policies set from time to time by the Board as well as the limitations imposed by the Trust Instrument, Bylaws, Registration Statement, prospectus, and the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies and the investment objectives, policies and restrictions of the Funds. Without limiting the foregoing, Sub-Adviser agrees that, in placing orders with broker-dealers for the purchase or sales of portfolio securities, it shall attempt to obtain quality execution at favorable security prices; provided that, consistent with section 28(e) of the Securities and Exchange Act, the exercise of Sub-Adviser fiduciary duties under its Investment Advisory agreement with the Trust, and any other applicable law, Sub-Adviser may allocate brokerage on behalf of the Trust to broker-dealers who provide research services and may cause the Fund to pay these broker-dealers a higher amount of commission than may be charged by other broker-dealers.

     (d) Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the Act and the rules and regulations thereunder, the rules and regulations of any national, state, or local government entity with jurisdiction over the Trust, including the Commission and the Internal Revenue Service, including but not limited to, records relating to Fund transactions and the placing and allocation of brokerage orders.

     (e) The books and records pertaining to the Trust that are in possession of Sub-Adviser shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during Sub-Adviser's normal business hours. Upon the reasonable request of



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the Trust, copies of any such books and records shall be provided promptly by
Sub-Adviser to the Trust, its officers, or such other persons as are authorized in writing by the Trust to obtain its books and records.

     (f) Sub-Adviser shall provide the Funds' custodian and fund accountant on each business day with such information relating to all transactions concerning the Funds' assets as the custodian and fund accountant may reasonably require.

     (g) Sub-Adviser may from time to time employ or associate with such persons as Sub-Adviser believes to be particularly fitted to assist in the execution of Sub-Adviser's duties hereunder, the cost of performance of such duties to be borne and paid by Sub-Adviser. No obligation may be incurred on the Trust's behalf in any such respect.

     (h) Sub-Adviser shall authorize and permit any of its trustees, officers and employees who may be elected as trustees or officers of the Trust to serve in the capacities in which they are elected.

     SECTION 3.  EXPENSES

     Subject to any expense reimbursement arrangements between Quadra or others and the Trust, the Trust shall be responsible and shall assume the obligation for payment of all of the Trust's expenses. Sub-Adviser shall pay for maintaining its staff and personnel necessary to perform its obligations under this Agreement and shall, at its own expense, maintain the office space, facilities, equipment and personnel that are reasonably necessary to carry out its obligations hereunder.

     SECTION 4.  STANDARD OF CARE

     Sub-Adviser shall use its best judgment and efforts in rendering the services described in this Agreement. Sub-Adviser shall not be liable to the Trust or Quadra for any action or inaction of the Sub-Advisor in the absence of bad faith, willful misconduct or gross negligence or based upon information, instructions or requests with respect to a Fund made to the Sub-Advisor by a duly authorized officer of the Trust or Quadra. Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement caused by circumstances beyond its reasonable control.

     SECTION 5.  COMPENSATION

     In consideration of the foregoing, Quadra shall pay Sub-Adviser, with respect to the Fund, a fee at an annual rate as listed in Schedule A to this Agreement. These fees shall be accrued daily and payable monthly in arrears on the twenty-fifth (25th) day of each calendar month for services performed hereunder during the prior calendar month.

     SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

     (a) With respect to the Fund, this Agreement shall become effective upon the date first written above; provided that it shall not take effect until approved by (i) a majority of the Trust's Trustees, including a majority of the Trustees who are not interested persons of the Trust, and (ii) to the extent required under section 15(a) of the Act, a majority of the outstanding voting securities of each Fund to which this Agreement pertains, voting separately by class.

     (b) This Agreement shall remain in effect for a period of twenty four months from the date of its effectiveness and shall continue in effect for successive twelve-month periods (computed from each anniversary date of approval) or for such shorter period as may be specified by the Board in giving its approval as provided below; provided that such continuance is specifically approved at least annually (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust); provided further, however, that if this Agreement or the


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continuation of this Agreement is not approved, Sub-Adviser may continue to render the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. The annual approvals provided for herein shall be effective to continue this Agreement from year to year (or such shorter period referred to above) if given within a period beginning not more than sixty (60) days prior to such anniversary, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

     (c) This Agreement may be terminated at any time, without the payment of any penalty, (i) by Quadra, upon approval of the Board, by the Board, or by a vote of a majority of the outstanding voting securities of the Fund on 30 days' written notice to Sub-Adviser or (ii) by Sub-Adviser on 90 days' written notice to the Trust, with copies to each of the Trust's Trustees at their respective addresses set forth in the Trust's Registration Statement or at such other address as such persons may specify to Sub-Adviser and to legal counsel to the Trust. This agreement shall terminate automatically and immediately upon assignment.

     SECTION 7.  ACTIVITIES OF THE ADVISER

     Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict Sub-Adviser's right, or the right of any of Sub-Adviser's officers, directors or employees who may also be a Trustee, officer or employee of the Trust, or persons otherwise affiliated with the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

     SECTION 8.  NOTICES

     Any notice or other communication required to be given pursuant to this Agreement shall be in writing or by telex and shall be effective upon receipt. Notices and communications shall be given, if to Quadra, at:

          Quadra Capital Partners, L.P.
          270 Congress Street
          Boston, Massachusetts  02210
          Attention:  Donald A. Levi

and if to Sub-Adviser, at:

          McDonald Investment Management, Inc.
          40 King Street West, Suite 3910
          Toronto, Ontario
          Canada M5H 3Y2
          Attention:  John McDonald

     SECTION 9.  MISCELLANEOUS

     (a) No provisions of this Agreement with respect to the Fund may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the Act, by a vote of a majority of the outstanding voting securities of the Fund.

     (b) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (c) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

     (d) The terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have the meanings ascribed thereto in the Act.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        QUADRA CAPITAL PARTNERS, L.P.




                                        /s/ Donald A. Levi
                                        ------------------------
                                        Donald A. Levi
                                        Managing Director


                                        McDONALD INVESTMENT MANAGEMENT, INC.


                                        /s/ Ray DiBernardo
                                        ------------------------
                                        Ray DiBernardo
                                        Vice President



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                          QUADRA CAPITAL PARTNERS, L.P.
                             SUB-ADVISORY AGREEMENT


                                   SCHEDULE A


                                                       Fee as a % of
                                                 the Annual Average Daily
Fund of the Trust                            Net Assets of the Fund ("ADNA")
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Quadra International
Equity Fund                                               0.375%



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